Exhibit 99(a)(8) Supplement to the Offer to Exchange

TICKETS.COM, INC.

SUPPLEMENT TO
OFFER TO EXCHANGE CERTAIN OUTSTANDING
OPTIONS FOR NEW OPTIONS
July 18, 2002

This offer and the right to withdraw from this offer expire at 9:00 P.M. Pacific Time, on July 29, 2002, unless we extend the expiration of this offer.

SUMMARY OF SUPPLEMENT TO THE OFFER TO EXCHANGE

Except as amended or supplemented herein, the original terms of the Offer to Exchange remain in effect.

         Our Offer to Exchange Certain Outstanding Options for New Options dated June 28, 2002 (the “Offer to Exchange”) is amended and supplemented as set forth below. The item numbers and page numbers listed below refer to the item numbers and page numbers contained in the Offer to Exchange. The text of the changes is set forth after this summary.

•	A new sentence is added between the first and second sentences of the paragraph under “2. What Securities are Subject to the Offer to Exchange?” on page 1 of the Offer to Exchange.

•	The paragraph with the heading “This Stock Option Exchange Program is Subject to Regulatory Approval and May be Delayed, Modified or Even Canceled,” on page 13 of the Offer to Exchange is amended and restated.

•	The introductory clause of the fifth paragraph under “2. Purpose of the Stock Option Exchange Program” on page 17 of the Offer to Exchange is amended and restated.

•	The first sentence of the third paragraph under “5. Acceptance of Options for Exchange and Issuance of New Options” on page 21 of the Offer to Exchange is amended and restated.

•	The introductory clause of the first paragraph under “6. Additional Conditions of the Stock Option Exchange Program” on page 22 of the Offer to Exchange is amended and restated.

•	Subparagraph (i) and the introductory clause of subparagraph (ii) under “6. Additional Conditions of the Stock Option Exchange Program” on page 22 of the Offer to Exchange are amended and restated.

•	Subparagraph (vi) under “6. Additional Conditions of the Stock Option Exchange Program” on page 24 of the Offer to Exchange is amended and restated.

•	The first paragraph under “10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Option” on page 29 of the Offer to Exchange is amended and restated.

•	The third paragraph under “10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” on page 29 of the Offer to Exchange is amended and restated.

•	Schedule I to the Offer to Exchange is amended and restated.

SUPPLEMENT TO THE OFFER TO EXCHANGE

General Questions About the Stock Option Exchange Program, Page 1.

2. What Securities are Subject to the Offer to Exchange?

         The following sentence is added between the first and second sentences of the paragraph, on page 1, under the question above:

The number of shares subject to each new option will be three-fourths the number of shares subject to your corresponding canceled option, subject to adjustments for any stock splits, stock dividends and similar events.

This Stock Option Exchange Program is subject to regulatory approval and may be delayed, modified or even canceled, Page 13.

         The above referenced risk factor, on page 13, is amended and restated in its entirety as follows:

This Stock Option Exchange Program may be delayed, modified or even canceled. Although we are not aware of any approval of a regulatory agency required with respect to this Stock Option Exchange Program, any such regulatory requirements could delay, modify or terminate this Stock Option Exchange Program. For example, should the cancellation date of the options submitted for exchange be delayed by regulators for any reason, the replacement grant date would also be delayed which could result in an exercise price for your replacement option that is the same as or greater than your existing option due to the fluctuation in our stock price between the cancellation date and the actual replacement grant date. If the terms of this program should be altered by regulators, the alterations may reduce or eliminate any potential benefits or advantages provided by the Stock Option Exchange

Program. In addition, if regulators should terminate this program prior to the issuance of any new options, you may not receive a replacement option.

2. Purpose of the Stock Option Exchange Program, Page 17.

         The introductory clause of the fifth paragraph of this Section, on page 17, is amended and restated in its entirety as follows:

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no plans or proposals that relate to or would result in:

5. Acceptance of Options for Exchange and Issuance of New Options, Page 20.

         The first sentence of the third paragraph of this Section, on page 21, is amended and restated in its entirety as follows:

For purposes of the Stock Option Exchange Program, we will be deemed to have accepted for exchange eligible options that are validly submitted for exchange and not properly withdrawn as, if and when we give written notice to the option holders of our acceptance for exchange of such options.

6. Additional Conditions of the Stock Option Exchange Program, Page 22.

         The introductory clause of the first paragraph of this Section, on page 22, is amended and restated in its entirety as follows:

Notwithstanding any other provision of the Stock Option Exchange Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Stock Option Exchange Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after June 28, 2002 and prior to the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the Stock Option Exchange Program or to accept and cancel options submitted to us for exchange:

         Subparagraph (i) and the introductory clause of subparagraph (ii) of this Section, on page 22, are amended and restated in their entirety as follows:

(i) any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened in writing, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Stock Option Exchange Program, the acquisition of some or all of the options submitted to us for exchange pursuant to the Stock Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Stock Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the Stock Option Exchange Program;

(ii) any action is threatened in writing, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Stock Option Exchange Program or the Company or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

         Subparagraph (vi) of this Section, on page 24, is amended and restated in its entirety as follows:

(vi) any adverse change or adverse changes in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or our subsidiaries that, in our reasonable judgment, is material to the Company or our subsidiaries.

         10.     Interest of Directors and Officers; Transactions and Arrangements Concerning the Options, Page 29.

         The first paragraph of this Section, on page 29, is amended and restated in its entirety as follows:

A list of our directors and executive officers and the aggregate number and percentage of stock options that each holds as of May 31, 2002, is attached to this Offer to Exchange as Schedule I.

         The third paragraph of this Section, on page 29, is amended and restated in its entirety as follows:

During the 60 days prior to June 28, 2002, we granted the following options to the directors and executive officers listed below:

Name	Position	No. of Shares	Date of Grant

David Codiga	Executive Vice President – Operations	83,333	5/6/02

Carl Thomas	Executive Vice President – Marketing & Sales	75,000	5/6/02

Schedule I.

         The attached Schedule I amends and restates in its entirety Schedule I included in the Offer to Exchange.

Tickets.com, Inc.

July 18, 2002.

SCHEDULE I

Information concerning the executive officers and directors of Tickets.com, Inc.

The executive officers and directors of Tickets.com, Inc. and their positions and offices as of June 15, 2002, are set forth in the following table:

		Common Stock
		Underlying	Percentage of
		Outstanding Options	Outstanding Options
Name	Position and Offices Held	Beneficially Owned	Beneficially Owned

Ronald Bension	Chief Executive Officer and Director	500,000	26.1%

Eric P. Bauer	Chief Financial Officer	111,180	5.8%

David Codiga	Executive Vice President – Operations	83,333	4.3%

Carl Thomas	Executive Vice President – Marketing & Sales	75,000	3.9%

Christopher Goodhart	Division President – International Group	25,015	1.3%

W. Thomas Gimple	Co-Chairman of the Board of Directors	384,861	20.1%

C. Ian Sym-Smith	Co-Chairman of the Board of Directors	1,111	0.1%

Braden R. Kelly	Director	31,666	1.7%

J.L. (Jack) Davies	Director	31,666	1.7%

Nicholas E. Sinacori	Director	2,500	0.1%

Thomas Heymann	Director	30,000	1.6%

         The address of each executive officer and director is 555 Anton Boulevard, 11th Floor, Costa Mesa, California 92626.